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EXHIBIT 3.i

Ministry of Consumer and Business Affairs
Ontario

April 3, 2006

                           ARTICLES OF INCORPORATION



1.  The Name of the corporation is:  CONSORTEUM INC.

2.  The address of the registered office is:

     305 Davenport Road
     Toronto, Ontario  M5R1K5

3.  Number (or minimum and maximum number) of directors is/are:   1/10

4.  The first Director(s) is/are:

    Lorne Albaum

Address for service, giving Street & No. or R.R. No.

    305 Davenport Road
    Toronto, Ontario  M5R 1K5

Resident Canadian?  Yes or No.

    Yes.

5. Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise.

    None.

6. The classes and any maximum number of shares that the corporation is authorized to issue:

    An unlimited number of common shares.

7. Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series:

    None.

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8.  The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows:

    No shares in the capital of the Corporation shall be transferred without either:

         (a) the consent of the holders of at least fifty-one percent (51%) of the shares of the Corporation for the time being outstanding expressed by a resolution passed at a meeting of the shareholders or by an instrument or instruments in writing signed by the holders of at least fifty-one percent (51%) of such shares; or

         (b) the consent of the directors of the Corporation by a resolution passed at a meeting of the board of directors or by an instrument or Instruments in writing signed by a majority of the directors.

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9.  Other provisions if any:

1. Without in any way restricting the powers conferred upon the Corporation or its board of directors by the Business Corporations Act, as now enacted or as the same may from time to time be amended, re-enacted or replaced, the board of directors may from time to time, without authorization of the shareholders, in such amounts and on such terms as it deems expedient:

(a) borrow money upon the credit of the Corporation;

(b) issue, re-issue, sell or pledge debt obligations of the Corporation;

{c) subject to the provisions of the Business Corporations Act, as now enacted, re-enacted or replaced, give a guarantee on behalf of the Corporation to secure performance of an obligation of any person: and

(d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation owned or subsequently acquired, to secure any obligation of the Corporation.

The board of directors may from time to time delegate to a director, a committee of directors or an officer of the Corporation any or all of the powers conferred on the board as set out above, to such extent and in such manner as the board shall determine at the time of such delegation.

2. The number of shareholders AT the Corporation, exclusive of persons who are in its employment and exclusive of persons who, having boon formerly in the employment of the Corporation, were, while in that employment, and have continued after termination of that employment to be, shareholders of the Corporation, is limited to not more than fifty, two or more persons who are the joint registered owners of one or more shares being counted as one shareholder.

3. Any invitation to the public to subscribe for securities is prohibited.


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10.  The names and addresses of the incorporators are:

First name, middle names:

Lorne Albaum

Full address for service or address of registered office or of principal place of business giving street and No. or R.R. No., municipality and postal code

305 Davenport Road
Toronto, Ontario  M5R 1K5


These articles are signed in duplicate:

Signature of incorporator(s)

/s/ Lorne Albaum
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Lorne Albaum